Exhibit D(24)

AMENDMENT THREE

DATED JUNE 1, 2015 TO THE

INVESTMENT MANAGEMENT AGREEMENT

for

MML Fundamental Growth Fund

WHEREAS, Massachusetts Mutual Life Insurance Company (“MassMutual”) and MML Series Investment Fund (the “Trust”) entered into an Investment Management Agreement (the “Agreement”), effective as of December 6, 2011 with respect to the MML Fundamental Growth Fund (the “Fund”);

WHEREAS, pursuant to an Amendment dated June 1, 2013, MassMutual and the Trust amended the compensation of MassMutual as described in the Agreement;

WHEREAS, MassMutual assigned the Agreement to MML Investment Advisers, LLC (“MML Advisers”) on April 1, 2014;

WHEREAS, pursuant to an Amendment dated May 1, 2015, MML Advisers and the Trust amended the compensation of MML Advisers as described in the Agreement; and

WHEREAS, MML Advisers and the Trust desire to further amend the compensation of MML Advisers as described in the Agreement:

NOW THEREFORE, IT IS AGREED THAT:

1.	Capitalized terms used herein but not otherwise defined shall have the meanings given to those terms in the Agreement.

2.	Section 4 of the Agreement is hereby deleted in its entirety and replaced with the following:

The Trust agrees to pay the Manager and the Manager agrees to accept as full compensation for the performance of all functions and duties on its part to be performed pursuant to the provisions hereof, a fee at the annual rate of 0.62% on the first $250 million of the average daily net assets of the Fund, and 0.60% on assets in excess of $250 million, determined at the close of the New York Stock Exchange on each day that the Exchange is open for trading and paid on the last day of each month. The Trust hereby agrees with the Manager that any entity or person associated with the Manager which is a member of a national securities exchange is authorized to effect any transaction on such exchange for the account of the Trust and any Fund which is permitted by Section 11(a) of the Securities Exchange Act of 1934, as amended, and Rule 11a2-2(T) thereunder, and the Trust hereby consents to the retention of compensation for such transactions in accordance with Rule 11a2-2(T)(a)(2)(iv).

3.	Except as expressly amended hereby, all provisions of the Agreement remain in full force and effect and are unchanged in all other respects.

IN WITNESS WHEREOF, the parties hereto intending to be legally bound have caused this Amendment to be executed by their duly authorized officers or other representatives as of the day and year first above written.

MML INVESTMENT ADVISERS, LLC

By: /s/ Brian Haendiges
Name: Brian Haendiges
Title: Vice President

MML SERIES INVESTMENT FUND on behalf of MML Fundamental Growth Fund

By: /s/ Nicholas H. Palmerino
Name: Nicholas H. Palmerino
Title: CFO and Treasurer